UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 11, 2006

NOVADEL PHARMA INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32177	22-2407152
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

25 Minneakoning Road

Flemington, New Jersey 08822

(Address of principal executive offices) (Zip Code)

(908) 782-3431

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

NovaDel Pharma Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain accredited investors, pursuant to which the Company will issue and sell an aggregate of approximately 8,092,796 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock’) at a purchase price of $1.45 per share, and warrants to purchase up to approximately 2,427,839 shares of Common Stock, which will not be exercisable until the six (6) month anniversary of the date of issuance and shall expire five (5) years from the date they become exercisable, at an exercise price of $1.60 per share (the “Warrant”).

Affiliates of the Company investing in this offering will purchase shares of common stock at $1.58 per share, which was the last closing sale price of the Company’s common stock on the day immediately prior to execution of the Securities Purchase Agreement.

Subject to certain closing conditions, the private placement is expected to close on or about April 13, 2006.  The Company will receive gross proceeds equal to approximately $11.8 million.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act. In accordance with the terms of the Securities Purchase Agreement, the Company has agreed to file a resale registration statement on Form S-3 by May 11, 2006 to register, pursuant to the Securities Act, the shares of Common Stock and shares of Common Stock underlying the Warrants, acquired by the investors.

A complete copy of each of the form of Warrant, Securities Purchase Agreement, Registration Rights Agreement, and the Placement Agent Agreement of the Company, will be filed as exhibits to the Form 8-K to be filed after closing of the financing. The foregoing descriptions of: (i) the Warrant, (ii) the Securities Purchase Agreement; (iii) the Registration Rights Agreement; and (iv) the Placement Agent Agreement, and any other documents or filings referenced herein are qualified in their entirety by reference to such exhibits, documents or filings.

Item 8.01. Other Events.

Certain of the Company’s outstanding warrants to purchase shares of the Company’s Common Stock are entitled to adjustments to the exercise price of such warrants, and in certain cases adjustment to the amount of shares issuable upon exercise of such warrants, in the event that the Company issues shares of Common Stock or securities convertible into Common Stock, in each case, for a price per share or entitling the holders thereof to purchase Common Stock at a price per share, that is less than the then current market price of the Company’s Common Stock, but not below the current per share exercise price of such warrants. Certain of such warrant holders are entitled to have the shares of the Company’s Common Stock underlying such warrants to be registered for resale. The Company will disclose such adjustments in its upcoming quarterly report on Form 10-Q.

Certain holders of the Company’s Common Stock, and warrants to purchase the Company’s Common Stock, listed as selling stockholders (the “Selling Stockholders”) in the Company’s currently effective registration statements on Form SB-2 (SEC File Nos. 333-86262, 333-107122 and 333-112852), are entitled to cause the Company to register for resale certain shares owned by or issuable to the Selling Stockholders (the “Registrable Shares”) in the event that such registration statements are unavailable to the Selling Stockholders to sell all of the Registrable Shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NovaDel Pharma Inc.

By:	/s/ Michael Spicer
Name:	Michael Spicer
Title:	Chief Financial Officer

Date: April 11, 2006